Exhibit 99.2

STATE OF DELAWARE
CERTIFICATE OF OWNERSHIP
AND MERGER

Section 253B Parent into Subsidiary

CERTIFICATE OF OWNERSHIP AND MERGER
Merging
CATHAY MERCHANT GROUP, INC.
Into
CATHAY MERCHANT GROUP (WYOMING), INC.

Cathay Merchant Group, Inc. (“Cathay Delaware”), a corporation organized and existing under the laws of the State of Delaware:

DOES HEREBY CERTIFY:

FIRST:           That Cathay Delaware was organized pursuant to the provisions of the General Corporation Law of the State of Delaware, on the 28th day of January, 1977.

SECOND:     That Cathay Delaware owns 100% of the issued and outstanding shares of the capital stock of Cathay Merchant Group (Wyoming), Inc. (“Cathay Wyoming”), a corporation organized pursuant to provisions of the Wyoming Business Corporation Act of the State of Wyoming, on the 2nd day of March, 2005.

THIRD:         That Cathay Delaware’s Board of Directors at a meeting held on the 11th day of March, 2005, determined to merge the corporation into said Cathay Wyoming, and did adopt the following resolutions:

RESOLVED, that Cathay Delaware merge itself with and into Cathay Wyoming with Cathay Wyoming carrying on as the surviving corporation and Cathay Wyoming assuming all of the obligations of Cathay Delaware.

FURTHER RESOLVED, that the terms and conditions of the merger are as follows:

Upon completion of the merger, the holders of the common shares, par value $0.10 per share in the capital of Cathay Delaware shall receive an equivalent number of shares of the common shares, par value $0.10 per share in the capital of Cathay Wyoming and shall have no further claims of any kind of nature; and all of the common shares, par value $0.10 per share in the capital of Cathay Wyoming held by Cathay Delaware shall be surrendered and canceled.

FURTHER RESOLVED, that this resolution to merge be submitted to the stockholders of Cathay Delaware, at a meeting to be called and held after twenty days notice of the purpose thereof mailed to the last known address of each stockholders, and in the event that the holders of at least a majority of the stock of Cathay Delaware vote in favor of this resolution that the merger shall be deemed approved.

FOURTH: That this merger has been approved by the holders of at least a majority of the outstanding shares of stock of Cathay Delaware, at a meeting duly called for the purpose.

IN WITNESS WHEREOF, said Cathay Merchant Group, Inc. has caused this Certificate to be signed by ___________________, an authorized officer this ____________ day of __________, 2005.

By: _____________________________________ (Authorized Officer) Name: ___________________________________ Title: ____________________________________